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EXHIBIT 16 TO FORM 8-K





March 1, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



We have read Item 4 of Form 8-K dated March 1, 2000, of The Andersons, Inc. and are in agreement with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                             /s/ Ernst & Young LLP